Filed Pursuant to 424(b)(3)
Registration No. 333-296645

PROSPECTUS

Wolfspeed, Inc.

24,072,041 SHARES OF COMMON STOCK

This prospectus relates to the potential offer and sale, from time to time, by the selling stockholders identified in this prospectus (the “selling stockholders”) of up to 24,072,041 shares of common stock, par value $0.00125 per share (the “Common Stock”), of Wolfspeed, Inc., a Delaware corporation (“us,” “our,” and “we”), consisting of (i) 3,250,030 shares of Common Stock held by certain selling stockholders, (ii) 2,000,000 shares of Common Stock that certain selling stockholders may acquire upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) held by such selling stockholders, and (iii) 18,822,011 shares of Common Stock that certain selling stockholders may acquire upon the conversion of 3.5% Convertible 1.5 Lien Senior Secured Notes due 2031 (the “1.5L Convertible Notes”) held by such selling stockholders.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our Common Stock by the selling stockholders.

The selling stockholders may offer, sell or distribute all or a portion of the Common Stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of the selling stockholders. Our registration of the Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell, as applicable, any of the Common Stock. We provide more information in the section titled “Plan of Distribution.”

Our shares of Common Stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “WOLF.” On June 17, 2026, the closing sale price of our Common Stock was $48.69 per share.

Investing in shares of our Common Stock involves a high degree of risk. You should carefully review the risks and uncertainties that are described in the “Risk Factors” section beginning on page 6 of this prospectus and under similar headings in any amendments or supplements to this prospectus or in the documents incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 18, 2026.

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus or incorporated by reference into this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus or any amendment or supplement to this prospectus or incorporated by reference into this prospectus. Neither we nor the selling stockholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus or any amendment or supplement to this prospectus or incorporated by reference into this prospectus. The information in this prospectus or any amendment or supplement to this prospectus or incorporated by reference into this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any amendment or supplement to this prospectus, as applicable, or any sale of the securities offered by this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the selling stockholders may, from time to time, sell the securities offered by them described in this prospectus through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the selling stockholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information; Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described under “Where You Can Find More Information; Incorporation by Reference.”

This prospectus incorporates by reference, and any prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part may involve estimates, assumptions, and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement, and any post-effective amendment to the registration statement of which this prospectus forms a part, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Wolfspeed,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Wolfspeed, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

Our logo and other registered or common law trademarks, tradenames, or service marks appearing or incorporated by reference in this prospectus or any prospectus supplement or applicable free writing prospectus are our property. Solely for convenience, our trademarks, tradenames, and service marks referred to in this prospectus or any document incorporated by reference herein may be without the ®, TM, and SM symbols, as applicable, but this is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, tradenames, and service marks. This prospectus, any applicable prospectus supplement or applicable free writing prospectus, and the documents incorporated therein by reference may contain additional trademarks, tradenames, and service marks of other companies that are the property of their respective owners.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and any applicable prospectus supplement and the information they incorporate by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins, and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect,” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic, and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus, any applicable prospectus supplement, and any post-effective amendment to the registration statement of which this prospectus forms a part, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information; Incorporation by Reference,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

SUMMARY

This summary highlights information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus. You should also carefully consider, among other things, the information presented under the sections titled “Risk Factors” and the information in the section titled “Item 1.A. Risk Factors” in our most recent Annual Report on Form 10-K and “Part II, Item 1A. Risk Factors” in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which is incorporated by reference in this prospectus, and “Statement Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto before making an investment decision.

Overview

Wolfspeed, Inc. is an innovator of wide bandgap semiconductors, focused on silicon carbide materials and devices for power applications. Our product families include silicon carbide materials and power devices targeted for various applications in the Automotive domains including electric vehicles and fast charging, as well as existing and emerging applications in the Industrial & Energy domain such as AI and datacenters, grid modernization and renewable energy and storage.

Our materials products and power devices are used in electric vehicles, motor drives, power supplies, solar and transportation applications. Our materials products are also used in military communications, radar, satellite and telecommunication applications.

The majority of our products are manufactured at our production facilities located in North Carolina, New York and Arkansas. We also use contract manufacturers, some of which include captive lines, for certain products and aspects of product fabrication, assembly and packaging. We are constructing a new materials manufacturing facility in North Carolina, of which the initial phase was substantially completed as of late fiscal 2025. We operate research and development facilities in North Carolina, Arkansas and New York.

Our History

Wolfspeed, Inc. was established as a North Carolina corporation in 1987, and our headquarters are in Durham, North Carolina. On September 29, 2025, in connection with our emergence from the Chapter 11 Cases (as defined in the section titled “Description of Certain Indebtedness”), we converted to a Delaware corporation.

Our Corporate Information

Our mailing address and executive offices are located at 4600 Silicon Drive, Durham, North Carolina 27703, and our telephone number at that address is (919) 407-5300. We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available on the SEC’s website at http://www.sec.gov. We also post on the Investor Relations page of our website, investor.wolfspeed.com, a link to our filings with the SEC, our Corporate Governance Guidelines and Code of Conduct, which applies to all directors and all our employees, and the charters of our Audit, Compensation, and Governance and Nominations committees. Our filings with the SEC are posted as soon as reasonably practical after they are filed electronically with the SEC. Please note that information contained on our website is not incorporated by reference in, or considered to be a part of, this filing.

THE OFFERING

Shares of Common Stock Being Offered by the Selling Stockholders	Up to 24,072,041 shares of Common Stock.

Terms of the Offering	The selling stockholders will determine when and how they will dispose of the shares of Common Stock registered under this prospectus for resale, as applicable.

Shares Outstanding Prior to the Offering	As of May 31, 2026, we had 51,972,101 shares of Common Stock issued and outstanding.

Shares Outstanding After the Offering	72,794,112 shares of Common Stock (assuming (i) the exercise of the Pre-Funded Warrants held by the selling stockholders to purchase 2,000,000 shares of Common Stock and (ii) the conversion of the 1.5L Convertible Notes held by the selling stockholders into 18,822,011 shares of Common Stock, which shares are being registered hereby).

Use of Proceeds	We will not receive any proceeds from any sale of shares of our Common Stock by the selling stockholders.

Risk Factors	See the section titled “Risk Factors” beginning on page 6 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities being offered by this prospectus.

Trading Symbol	Our Common Stock is listed and traded on the NYSE under the symbol “WOLF.”

Unless otherwise specified, the number of shares of our Common Stock outstanding is based on 51,972,101 shares of Common Stock issued and outstanding as of May 31, 2026 and excludes:

•	2,000,000 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants with an exercise price of $0.01 per share;

•	4,943,555 shares of Common Stock issuable upon the exercise of the warrant held by Renesas Electronics America Inc. (the “Renesas Warrant”) with an exercise price of $23.95 per share;

•

Up to 22,025,971 shares of Common Stock issuable upon the conversion at the initial conversion rate of the 2.5% Convertible Second-Lien Senior Secured Notes due 2031 (the “2L Non-Renesas Convertible Notes”) issued and outstanding as of May 31, 2026;

•

Up to 11,096,247 shares of Common Stock issuable upon the conversion at the initial conversion rate of the 2.5% Convertible Second-Lien Senior Secured Notes due 2031 held by Renesas Electronics America Inc. (the “Renesas 2L Convertible Notes”);

•	Up to 18,822,011 shares of Common Stock issuable upon the conversion at the initial conversion rate of the 1.5L Convertible Notes issued and outstanding as of May 31, 2026;

•	2,604,480 shares of Common Stock issuable upon vesting and settlement of outstanding restricted stock units;

•	1,052,164 shares of Common Stock issuable upon vesting and settlement of outstanding performance-based restricted stock units;

•	5,377,984 shares of Common Stock reserved for future issuance under our 2025 Management Incentive Compensation Plan; and

•	3,063,033 shares of Common Stock reserved for future issuance under our 2025 Long-Term Incentive Compensation Plan.

RISK FACTORS

Investment in our Common Stock offered pursuant to this prospectus and any applicable prospectus supplement involves risks. Before deciding whether to invest in our Common Stock, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the information included in the section titled “Statement Regarding Forward-Looking Statements” or under similar headings included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

Any sales of shares of Common Stock by the selling stockholders pursuant to this prospectus will be solely for the selling stockholders’ account. We will not receive any proceeds from any such sales, however, we will receive the nominal cash exercise price of the Pre-Funded Warrants paid by the selling stockholders upon the exercise thereof.

The selling stockholders will pay any underwriting fees, discounts and selling commissions incurred by the selling stockholders in connection with any sale of their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of Common Stock may be sold by the selling stockholders under this prospectus. It may be at prices that are higher, equal to or lower than the price at which the Common Stock is quoted and/or trading on the NYSE at the time of sale, and any sales of shares of Common Stock by the selling stockholders may cause the price of our shares of Common Stock to fluctuate significantly.

Our Common Stock is traded on the NYSE under the symbol “WOLF.” On June 17, 2026, the closing price of our Common Stock on the NYSE was $48.69 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and will depend on a number of factors, including our results of operations, financial condition, capital requirements, contractual restrictions, general business conditions and other factors our board of directors may deem relevant.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth beneficial ownership of our Common Stock as of May 31, 2026 by:

•	each person who is known to be the beneficial owner of more than 5% of shares of our Common Stock;

•	each of our current named executive officers and directors; and

•	all current executive officers and directors as a group.

The information below is based on an aggregate of 51,972,101 shares of Common Stock outstanding as of May 31, 2026, which excludes shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants and the Renesas Warrant and the conversion of the 2L Non-Renesas Convertible Notes, the Renesas 2L Convertible Notes, and the 1.5L Convertible Notes. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including warrants that are currently exercisable or exercisable within 60 days or convertible notes that are currently convertible or convertible within 60 days. Voting power represents the combined voting power of shares of Common Stock owned beneficially by such person. On all matters to be voted upon, holders of shares of Common Stock vote together as a single class on all matters submitted to the stockholders for their vote or approval. Holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. Unless otherwise noted, all addresses are in care of the Company at 4600 Silicon Drive, Durham, NC 27703.

	Shares of Common Stock Beneficially Owned
Name of beneficial owner	Number	Percentage
5% Stockholders
Renesas Electronics America Inc.(1)	23,315,760	39.9%
Entities managed by Whitebox Advisors LLC(2)	5,696,405	9.9%
Entities affiliated with T. Rowe Price Associates, Inc.(3)	5,428,324	9.9%
Entities affiliated with Slate Path Capital LP(4)	5,275,681	9.9%
Harvey Capital Master Fund, L.P.(5)	4,717,918	8.3%
Capital Research Global Investors(6)	4,086,787	7.5%
Entities affiliated with LMR Partners LLC(7)	4,020,040	7.2%
Entities affiliated with Sculptor Capital Management(8)	3,124,874	5.7%
CSS, LLC(9)	3,036,553	5.5%
Citigroup(10)	2,879,188	5.5%
Entities affiliated with Jane Street(11)	2,665,156	5.1%
Named Executive Officers and Directors
Robert Feurle	64,475	*
Gregor van Issum	—	*
Dave Emerson	37,691
Anthony M. Abate	—	*
Michael Bokan	—	*
Aris Bolisay	—	*
Hong Q. Hou	—	*
Mark Jensen	—	*
Eric Musser	—	*
Paul V. Walsh, Jr.	—	*
Kevin Speirits	164	*

	Shares of Common Stock Beneficially Owned
Name of beneficial owner	Number	Percentage
Thomas H. Werner	19		*
Gregg A. Lowe	1,291		*
Neill P. Reynolds	—		*
All current executive officers and directors as a group (11)	102,320		*

*	Less than 1%
(1)

Based on information available to the Company and reported by Renesas Electronics America Inc. (“Renesas”) and Renesas Electronics Corporation (“REC”) in a Schedule 13G/A filed with the Securities and Exchange Commission on May 11, 2026, consists of the following: (i) 16,852,372 shares of Common Stock and (ii) 6,463,388 shares of Common Stock currently issuable upon the conversion of the Renesas 2L Convertible Notes held by Renesas after giving effect to the terms of that certain Investor Rights and Disposition Agreement, dated as of September 29, 2025, by and among the Company and Renesas, which restricts the conversion or exercise of any securities of the Company beneficially owned by Renesas (including the Renesas 2L Convertible Notes) if, after giving effect to such conversion or exercise, Renesas would beneficially own shares of Common Stock representing more than 39.9% of the aggregate voting power of the outstanding equity securities of the Company (the “Renesas Beneficial Ownership Limitation”). The reported amount does not include 4,632,859 shares of Common Stock that would be issuable upon conversion of the Renesas 2L Convertible Notes or 4,943,555 shares of Common Stock that would be issuable upon exercise of the Renesas Warrant, in each case, if Renesas were not subject to the Renesas Beneficial Ownership Limitation. REC, as the sole shareholder of Renesas, may be deemed to have beneficial ownership of the securities beneficially owned by Renesas. The principal business address of Renesas is 6024 Silver Creek Valley Road, San Jose, CA 95138.

(2)

Consists of (i) 1,389,452 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by Whitebox Relative Value Partners, LP (“WRVP”), (ii) 1,435,054 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by WRVP, (iii) 1,061,035 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by Whitebox Multi-Strategy Partners, LP (“WMSP”), (iv) 1,613,025 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by WMSP, (v) 75,785 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by Whitebox GT Fund, LP (“Whitebox GT”) and (vi) 122,054 shares of Common Stock issuable upon the conversion of the 2.5L Convertible Notes held by Whitebox GT. Whitebox Advisors LLC (“WBA”) is the investment manager of WRVP, WMSP and Whitebox GT (collectively, the “Whitebox Funds”) and may be deemed to have shared voting and dispositive power over the securities held by the Whitebox Funds. WBA is managed by a committee of members including Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, and Paul Roos, who may also be deemed to share such power. Each of WBA, Blue Owl GP Stakes II (A), LP, and the aforementioned individuals disclaims beneficial ownership of these securities, except to the extent of their respective pecuniary interest therein. The business address of WBA and the Whitebox Funds is 3033 Excelsior Blvd., Suite 500, Minneapolis, MN 55416.

(3)

Consists of (i) 2,568,868 shares of Common Stock held by certain funds and accounts of T. Rowe Price Associates, Inc. (“TRPA”), (ii) 1,527,856 shares of Common Stock issuable upon conversion of the 1.5L Convertible Notes held by certain funds and accounts of TRPA and (iii) 1,331,600 shares of Common Stock issuable upon conversion of the 2L Non-Renesas Convertible Notes held by certain funds and accounts of TRPA, after giving effect to the terms of the 1.5L Convertible Notes and the 2L Non-Renesas Convertible Notes, which restrict the conversion or exercise of the 1.5L Convertible Notes and the 2L Non-Renesas Convertible Notes, respectively, if, after giving effect to such conversion or exercise, TRPA would beneficially own shares of Common Stock representing more than 9.9% of the aggregate voting power of the outstanding equity securities of the Company (the “TRPA Beneficial Ownership Limitation”). The reported amount does not include 186,262 shares of Common Stock that would be issuable upon the conversion of the 2L Non-Renesas Convertible Notes if TRPA were not subject to the TRPA Beneficial

Ownership Limitation. TRPA, as investment adviser, has dispositive and voting power with respect to the shares of Common Stock held by these funds and accounts. For purposes of the Exchange Act, TRPA may be deemed to be the beneficial owner of these aforementioned shares of Common Stock and shares of Common Stock issuable upon conversion of 1.5L Convertible Notes and/or the 2L Non-Renesas Convertible Notes; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The principal business address of TRPA is 1307 Point Street, Baltimore, MD 21231.
(4)

Consists of (i) 4,438,156 shares of Common Stock and (ii) 837,525 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants after giving effect to the PFW Blocker Limitation (as defined below). The reported amount does not include 1,162,475 shares of Common Stock that would be issuable upon exercise of the Pre-Funded Warrants if the stockholders were not subject to the PFW Blocker Limitation. The shares of Common Stock and the Pre-Funded Warrants are held by Slate Path Master Fund LP (the “Master Fund”) and SPB Master Fund LP (“SPB Master Fund”). Slate Path Capital LP (“SPC”) is the investment manager of the Master Fund and SPB Master Fund. David Greenspan is the managing partner of Jades GP, LLC (“Jades GP”), the general partner of SPC. Each of the Master Fund, the SPB Master Fund, Jades GP and Mr. Greenspan disclaims beneficial ownership over such securities. The address for the Master Fund, the SPB Master Fund, SPC, Jades GP and Mr. Greenspan is 717 Fifth Avenue, 16th Floor, New York, NY 10022.

(5)

Consists of 4,717,918 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by Harvey Capital Master Fund, L.P. (“HCMF”). Harvey Capital Partners, L.P. (“HCP”) is the investment manager of HCMF. Paul Goldschmid is the portfolio manager of HCP. Each of HCMF, HCP and Mr. Goldschmid disclaims beneficial ownership of such securities because the Company may elect to settle the 1.5L Convertible Notes in cash or securities upon conversion. The address for HCMF, HCP and Mr. Goldschmid is 888 7th Ave, 27th Floor, New York, NY 10106.

(6)

As reported by Capital Research Global Investors in a Schedule 13G/A filed with the Securities and Exchange Commission on May 14, 2026, as of March 31, 2026, Capital Research Global Investors held sole voting power and sole dispositive power with respect to 4,086,787 shares of Common Stock. The business address for Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(7)

Consists of (i) 993,246 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by LMR Multi-Strategy Master Fund Limited (“LMR Multi-Strategy”), (ii) 1,016,733 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by LMR Multi-Strategy, (iii) 993,246 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by LMR CCSA Master Fund Limited (“LMR CCSA” and, together with LMR Multi-Strategy, the “LMR Funds”) and (iv) 1,016,815 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by LMR CCSA. Investment discretion of the LMR Funds, including but not limited to the voting and dispositive power of the shares, has been delegated to LMR Partners LLC (“LMR”) and certain of its affiliates. LMR and its affiliates disclaim beneficial ownership of the securities. The address for LMR is 412 West 15th Street, Floor 9, New York, NY 10011-7055.

(8)

Consists of (i) 14,183 shares of Common Stock, (ii) 2,607,270 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes, and (iii) 503,421 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by Sculptor Special Funding, LP (“NRMD”). NRMD is wholly owned by Sculptor Master Fund, Ltd. (“SCMD”). Sculptor Capital LP (“Sculptor”), is the investment manager of SCMD. Sculptor Capital Holding Corporation (“SCHC”) is the general partner of Sculptor. Sculptor Capital Management, Inc. (“SCU”) is the sole shareholder of SCHC. Rithm Capital Corp. (“RITM”) is the sole shareholder of SCU and is publicly traded on the New York Stock Exchange. Accordingly, SCMD, Sculptor, SCHC, SCU and RITM may be deemed to be beneficial owners of NRMD. The business address of NRMD, Sculptor, SCHC and SCU is 9 West 57th Street, New York, NY 10019. The business address of RITM is 779 Broadway, New York, NY 10003.

(9)

Consists of (i) 50 shares of Common Stock issuable upon the exercise of a call option that expires in June 2026, (ii) 1,380,810 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes and (iii) 1,655,693 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas

Convertible Notes. CSS, LLC is managed by Brian Bentley, Glenn McMillan and Clayton Struve. Each of Mr. Bentley, Mr. McMillan and Mr. Struve may be deemed to share beneficial ownership of the securities reported herein, but each disclaims any such beneficial ownership of securities not held of record by them, except to the extent each has a pecuniary interest therein. The address of CSS, LLC, Mr. Bentley, Mr. McMillan and Mr. Struve is 1 North Wacker Dr., Suite 3075, Chicago, IL 60606.
(10)

As reported by Citigroup Inc. in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2026, as of December 31, 2025, Citigroup Global Markets Inc., Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc. and Citigroup Inc. each held shared voting power and shared dispositive power with respect to 2,879,188 shares of Common Stock. The business address for Citigroup Global Markets Inc., Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc. and Citigroup Inc. is 388 Greenwich Street, New York, NY 10013.

(11)

As reported by Jane Street Group, LLC (“JSG”), Jane Street Capital, LLC (“JSC”) and Jane Street Global Trading, LLC (“JSGT”) in a Schedule 13G filed with the Securities and Exchange Commission on May 18, 2026, as of May 12, 2026, JSG, JSC and JSGT held beneficial ownership as follows: (i) JSG held shared voting power and shared dispositive power with respect to 2,665,156 shares of Common Stock, which included 94,667 shares of Common Stock issuable upon conversion of the 2L Non-Renesas Convertible Notes held by JSC and JSGT, (ii) JSC held shared voting power and shared dispositive power with respect to 2,086,106 shares of Common Stock, which included 16,922 shares of Common Stock issuable upon conversion of the 2L Non-Renesas Convertible Notes held by JSC and (iii) JSGT held shared voting power and shared dispositive power with respect to 579,050 shares of Common Stock, which included 77,745 shares of Common Stock issuable upon conversion of the 2L Non-Renesas Convertible Notes held by JSGT. The address for JSG, JSC and JSGT is 250 Vesey Street, 6th Floor, New York, NY 10281.

SELLING STOCKHOLDERS

This prospectus relates to the possible offer and resale, from time to time, by the selling stockholders of up to 24,072,041 shares of our Common Stock, including (i) 3,250,030 shares of our Common Stock held by certain selling stockholders, (ii) 2,000,000 shares of our Common Stock issuable upon the exercise of the Pre-Funded Warrants held by certain selling stockholders, and (iii) 18,822,011 shares of our Common Stock issuable upon the conversion of the 1.5L Convertible Notes (the “Shares”) held by certain selling stockholders, subject to any appropriate adjustment as a result of any subdivision, split, combination or other reclassification of our Common Stock. We are registering for resale the shares of our Common Stock held by certain selling stockholders and shares of our Common Stock issuable upon the exercise of the Pre-Funded Warrants held by certain selling stockholders pursuant to the Registration Rights Agreement described below. The Company is registering for resale the shares issuable upon the conversion of the 1.5L Convertible Notes at its option and not pursuant to any contractual or other obligation to register such shares. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Shares owned by them but makes no representation that any of the Shares will be offered for sale. The selling stockholders also may sell, donate, distribute, pledge, assign or otherwise transfer (i) shares of Common Stock registered hereunder, (ii) shares of Common Stock acquired through the exercise of the Pre-Funded Warrants (the “Warrant Shares”) or the conversion of the 1.5L Convertible Notes (the “Note Shares”) or (iii) the Pre-Funded Warrants or the 1.5L Convertible Notes, in which case, the term “selling stockholders” includes such transferees, donees, pledgees, assignees or other successors in interest for purposes of this prospectus with respect to such shares of Common Stock (including (x) any shares of Common Stock registered hereunder, Warrant Shares or Note Shares received from such selling stockholder, (y) any Warrant Shares acquired through the exercise of any Pre-Funded Warrants received from such selling stockholder and (z) any Note Shares acquired through the conversion of any 1.5L Convertible Notes received from such selling stockholder.

Securities Purchase Agreement

On March 19, 2026, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Master Fund and SPB Master Fund (collectively, “Slate Path Counterparties”). On March 26, 2026, pursuant to the Purchase Agreement, the Company issued to the Slate Path Counterparties: (i) an aggregate of 3,250,030 shares of Common Stock and (ii) the Pre-Funded Warrants to purchase up to an aggregate of 2,000,000 shares of Common Stock.

Pre-Funded Warrants

The Pre-Funded Warrants are exercisable for an aggregate of 2,000,000 shares of Common Stock at an exercise price of $0.01 per share.

The Pre-Funded Warrants are exercisable at any time until each is fully exercised, and will not expire until each is fully exercised, subject to the PFW Blocker Limitation (defined below). The number of shares of Common Stock issuable upon exercise of each Pre-Funded Warrant is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock, as well as upon certain distributions of assets, including cash, stock or other property, to the Company’s stockholders. The Pre-Funded Warrants include a beneficial ownership blocker that provides that the holder may not exercise (nor may the Company allow the exercise of) such Pre-Funded Warrant if, upon giving effect to such exercise, such exercise would cause the aggregate number of shares of Common Stock beneficially owned by the holder (together with affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated for the purposes of Section 13(d) of the Exchange Act) to exceed 9.99% of the total number of the then issued and outstanding shares of Common Stock as determined in accordance with the terms of each Pre-Funded Warrant (the “PFW Blocker Limitation”); provided that the Pre-Funded Warrant holder may decrease (and later increase) such percentage to a percentage not in excess of 9.99% effective on or after the 61st day after notice of such increase or decrease is delivered to the Company.

Registration Rights Agreement

On March 26, 2026, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Slate Path Master Fund LP and SPB Master Fund LP (collectively, “Slate Path Counterparties”).

The Registration Rights Agreement grants the Slate Path Counterparties certain registration rights in respect of certain “Registrable Securities” (as defined in the Registration Rights Agreement) held by them. Pursuant to the Registration Rights Agreement, the Company must file a shelf registration statement on Form S-1 or, if available, a registration statement on Form S-3 (a “Shelf Registration Statement”) to register the Registrable Securities held by the Slate Path Counterparties within 75 days of March 26, 2026. The Company is required to maintain the effectiveness of any Shelf Registration Statement until the Registrable Securities covered by such Shelf Registration Statement are no longer Registrable Securities. Additionally, the Slate Path Counterparties have customary piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement.

The foregoing registration rights are subject to certain conditions and limitations.

The Company will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The Registration Rights Agreement provides for customary indemnification and contribution provisions. The Registration Rights Agreement will terminate, with respect to each Slate Path Counterparty, at such time as such Slate Path Counterparty no longer owns any Registrable Securities, and be of no further effect, at such time as there are no Registrable Securities held by any Slate Path Counterparties.

Notes Subscription Agreements

On March 19, 2026, the Company entered into separate, privately negotiated subscription agreements (collectively, the “Note Subscription Agreements”) with Wolfspeed Texas, LLC, as guarantor (“Wolfspeed Texas”), and the investor parties thereto, pursuant to which the Company agreed to sell and issue $379,000,000 aggregate principal amount of the 1.5L Convertible Notes in a private placement to such investors.

Indenture and Notes

On March 26, 2026, the Company issued $379,000,000 aggregate principal amount of the 1.5L Convertible Notes. The 1.5L Convertible Notes were issued pursuant to, and are governed by, an indenture (the “1.5L Indenture”), dated as of March 26, 2026, among the Company, Wolfspeed Texas, as subsidiary guarantor, and U.S. Bank Trust Company, National Association, as trustee and collateral agent. Initially, a maximum of 22,586,391 shares of Common Stock may be issued upon conversion of the 1.5L Convertible Notes, based on the initial maximum conversion rate of 59.5947 shares per $1,000 principal amount of the 1.5L Convertible Notes, which is subject to customary anti-dilution adjustment provisions. The shares of Common Stock underlying the 1.5L Convertible Notes registered for resale by this prospectus may include shares underlying the 1.5L Convertible Notes that were purchased by the selling stockholders in the secondary market, rather than directly from the Company pursuant to the Note Subscription Agreements. See the section titled “Description of Certain Indebtedness” for further discussion of the 1.5L Convertible Notes and the 1.5L Indenture.

The table sets forth:

•	the names of the selling stockholders;

•	the number of shares of Common Stock beneficially owned by the selling stockholders prior to the sale of the Shares covered by this prospectus;

•

the number of shares of Common Stock beneficially owned by the selling stockholders following the sale of the Shares covered by this prospectus, based on the assumption that all Shares will be sold in the offering; and

•

the ownership of each selling stockholder as a percentage of the outstanding Common Stock of the Company after this offering, based on the assumption that only such selling stockholder will have fully exercised the Pre-Funded Warrants whose underlying shares are being registered hereby or will have converted the 1.5L Convertible Notes whose underlying shares are being registered hereby (as applicable) and all resulting registered Shares therefrom, together with any outstanding Shares registered for resale hereby, will be sold in the offering.

The information provided below with respect to the selling stockholders has been furnished to us by or on behalf of the selling stockholders and is current as of June 5, 2026. We have not sought to verify such information.

Information about certain selling stockholders, where applicable, including their identities, the amount of shares of Common Stock owned by each selling stockholder prior to the offering, the number of shares of our Common Stock to be offered by each selling stockholder and the amount of Common Stock to be owned by each selling stockholder after completion of the offering, will be set forth in an applicable prospectus supplement, documents incorporated by reference, in a free writing prospectus, or in another document we file with the SEC. The applicable prospectus supplement will also disclose whether such selling stockholder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement. Such selling stockholders may not sell any shares of our Common Stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our Common Stock pursuant to any available exemption from the registration requirements of the Securities Act.

The selling stockholders are not obligated to sell any of the shares of Common Stock offered by this prospectus. The percent of beneficial ownership for the selling stockholders is based on 51,972,101 shares of Common Stock outstanding as of May 31, 2026.

Broker-Dealers

Except as otherwise indicated below, based on the information provided to us by the selling stockholders, and to the best of our knowledge, the selling stockholders are not a registered broker-dealer or affiliates of a registered broker-dealer.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
			Number	Percent
CSS, LLC(1)	3,036,553	1,380,810	1,655,743	3.0%
Harvey Capital Master Fund, L.P.(2)	4,717,918	4,717,918	—	—
Entities affiliated with HBK(3)	226,955	226,955	—	—
Entities affiliated with Lazard Asset Management LLC(4)	1,539	1,539	—	—
Entities affiliated with LMR Partners(5)	4,020,040	1,986,492	2,033,548	3.6%
Entities affiliated with Sculptor Capital Management(6)	3,124,874	2,607,270	517,604	*
Silverback Asset Management, LLC(7)	209,077	209,077	—	—
Entities affiliated with SPC(8)	5,275,681	5,250,030	1,188,126	2.2%
Entities affiliated with T. Rowe Price(9)	5,428,324	1,527,856	4,086,730	7.4%
Entities affiliated with Whitebox Advisors(10)	5,696,405	2,526,272	3,170,133	5.5%

*	Less than one percent of outstanding shares of Common Stock.
(1)

Consists of (i) 50 shares of Common Stock issuable upon the exercise of a call option that expires in June 2026, (ii) 1,380,810 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes and (iii) 1,655,693 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes. CSS, LLC is managed by Brian Bentley, Glenn McMillan and Clayton Struve. Each of Mr. Bentley, Mr. McMillan and Mr. Struve may be deemed to share beneficial ownership of the securities reported herein, but each disclaims any such beneficial ownership of securities not held of record by them, except to the extent each has a pecuniary interest therein. The address of CSS, LLC, Mr. Bentley, Mr. McMillan and Mr. Struve is 1 North Wacker Dr., Suite 3075, Chicago, IL 60606.

(2)

Consists of 4,717,918 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by HCMF. HCP is the investment manager of HCMF. Paul Goldschmid is the portfolio manager of HCP. Each of HCMF, HCP and Mr. Goldschmid disclaims beneficial ownership of such securities because the Company may elect to settle the 1.5L Convertible Notes in cash or securities upon conversion. The address for HCMF, HCP and Mr. Goldschmid is 888 7th Ave, 27th Floor, New York, NY 10106.

(3)

Consists of (i) 42,709 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by HBK Opportunities Platform L.P. - Convertible Arbitrage Series (“HBK OP”) and (ii) 119,686 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by HBK Master Fund L.P. (“HBK MF”). HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the Company’s securities pursuant to an Investment Management Agreement between HBK Investments L.P. and each of HBK OP and HBK MF. HBK Investments L.P. has delegated discretion to vote and dispose of the Company’s securities to HBK Services LLC. The following individuals may be deemed to have control over HBK Services LLC: Jamiel A. Akhtar, Matthew A. Leffers and Matthew F. Luth. Each of HBK Services LLC and the individuals listed above disclaim beneficial ownership of any of the securities reported. The address for HBK MF and HBK OP is c/o HBK Services LLC, 2300 North Field Street, Suite 2200, Dallas, Texas 75201. Also consists of 64,560 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by Almea 2 Segregated Portfolio Company, on behalf of and for the account of its segregated portfolio, Almea 2 SPC Segregated Portfolio D (“Almea”). HBK Services LLC has shared voting and dispositive power over the Company’s securities pursuant to an Investment Management Agreement between HBK Services LLC and Almea. The following individuals may be deemed to have control over HBK Services LLC: Jamiel A. Akhtar, Matthew A. Leffers and Matthew F. Luth. Each of HBK Services LLC and the individuals listed above disclaim beneficial ownership of any of the securities reported. The address for Almea is c/o Bridgestream Limited, One Nexus Way, 3rd Floor, PO Box 31243, Camana Bay, CYM, KY11205.

(4)

Consists of 1,539 shares of Common Stock issuable upon conversion of the 1.5L Convertible Notes held by Lazard US Convertibles Portfolio, a series of Lazard Funds, Inc. (“Lazard US Convertible”). Lazard Asset Management LLC (“LAM”) is the investment adviser to Lazard US Convertibles Portfolio, and Arnaud Brillois, Andrew Raab and Emmanuel Naar are each portfolio managers of LAM. Each of LAM, Mr. Brillois, Mr. Raab and Mr. Naar disclaim beneficial ownership over such securities. The address for Lazard US Convertible, LAM, Mr. Brillois, Mr. Raab and Mr. Naar is 30 Rockefeller Plaza, New York, NY 10112.

(5)

Consists of (i) 993,246 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by LMR Multi-Strategy Fund, (ii) 1,016,733 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by LMR Multi-Strategy Fund, (iii) 993,246 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by LMR CCSA and (iv) 1,016,815 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by LMR CCSA. Investment discretion of the LMR Funds, including but not limited to the voting and dispositive power of the shares, has been delegated to LMR and certain of its affiliates. LMR and its affiliates disclaim beneficial ownership of the securities. The address for LMR is 412 West 15th Street, Floor 9, New York, NY 10011-7055.

(6)

Consists of (i) 14,183 shares of Common Stock, (ii) 2,607,270 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes, and (iii) 503,421 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by NRMD. NRMD is wholly owned by SCMD.

Sculptor is the investment manager of SCMD. SCHC is the general partner of Sculptor. SCU is the sole shareholder of SCHC. RITM is the sole shareholder of SCU and is publicly traded on the New York Stock Exchange. Accordingly, SCMD, Sculptor, SCHC, SCU and RITM may be deemed to be beneficial owners of NRMD. The business address of NRMD, Sculptor, SCHC and SCU is 9 West 57th Street, New York, NY 10019. The business address of RITM is 779 Broadway, New York, NY 10003.
(7)	Consists of 209,077 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes. The address of this entity is 555 S. Mangum Street, Suite 910, Durham, NC 27701.
(8)

Consists of (i) 4,438,156 shares of Common Stock and (ii) 837,525 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants after giving effect to the PFW Blocker Limitation (as defined below). The reported amount does not include 1,162,475 shares of Common Stock that would be issuable upon exercise of the Pre-Funded Warrants if the stockholders were not subject to the PFW Blocker Limitation. The shares of Common Stock and the Pre-Funded Warrants are held by the Master Fund and the SPB Master Fund. SPC is the investment manager of the Master Fund and SPB Master Fund. David Greenspan is the managing partner of Jades GP, the general partner of SPC. Each of the Master Fund, the SPB Master Fund, Jades GP and Mr. Greenspan disclaims beneficial ownership over such securities. The address for the Master Fund, the SPB Master Fund, SPC, Jades GP and Mr. Greenspan is 717 Fifth Avenue, 16th Floor, New York, NY 10022.

(9)

Consists of (i) 2,568,868 shares of Common Stock held by certain funds and accounts of TRPA, (ii) 1,527,856 shares of Common Stock issuable upon conversion of the 1.5L Convertible Notes held by certain funds and accounts of TRPA and (iii) 1,331,600 shares of Common Stock issuable upon conversion of the 2L Non-Renesas Convertible Notes held by certain funds and accounts of TRPA, after giving effect to the TRPA Beneficial Ownership Limitations. The reported amount does not include 186,262 shares of Common Stock that would be issuable upon the conversion of the 2L Non-Renesas Convertible Notes if TRPA were not subject to the TRPA Beneficial Ownership Limitation. TRPA, as investment adviser, has dispositive and voting power with respect to the shares of Common Stock held by these funds and accounts. For purposes of the Exchange Act, TRPA may be deemed to be the beneficial owner of these aforementioned shares of Common Stock and shares of Common Stock issuable upon conversion of 1.5L Convertible Notes and/or the 2L Non-Renesas Convertible Notes; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The principal business address of TRPA is 1307 Point Street, Baltimore, MD 21231.

(10)

Consists of (i) 1,389,452 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by WRVP, (ii) 1,435,054 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by WRVP, (iii) 1,061,035 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by WMSP, (iv) 1,613,025 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes held by WMSP, (v) 75,785 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes held by Whitebox GT and (vi) 122,054 shares of Common Stock issuable upon the conversion of the 2.5L Convertible Notes held by Whitebox GT. WBA is the investment manager of WRVP, WMSP and Whitebox GT (collectively, the “Whitebox Funds”) and may be deemed to have shared voting and dispositive power over the securities held by WRVP, WMSP and Whitebox GT. WBA is managed by a committee of members including Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, and Paul Roos, who may also be deemed to share such power. Each of WBA, Blue Owl GP Stakes II (A), LP, and the aforementioned individuals disclaims beneficial ownership of these securities, except to the extent of their respective pecuniary interest therein. The business address of WBA and the Whitebox Funds is 3033 Excelsior Blvd., Suite 500, Minneapolis, MN 55416.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and our bylaws, which have been publicly filed with the SEC, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). See the section titled “Where You Can Find More Information; Incorporation by Reference.”

General

The certificate of incorporation provides that the Company’s capital stock consists of 450,000,000 shares, all with a par value of $0.00125 per share, of which 350,000,000 shares are designated as common stock, and 100,000,000 shares are designated as preferred stock.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s stockholders do not have cumulative voting rights in the election of directors.

In addition, the affirmative vote of holders of at least 60% of the voting power of all of the then outstanding voting stock is required to take certain actions, including (a) removing any director on the Company’s board of directors, (b) adopting, amending or repealing the Company’s bylaws and (c) amending, altering, repealing or rescinding provisions of the certificate of incorporation relating to (i) the Company’s preferred stock, (ii) the Company’s board of directors, (iii) meetings of the stockholders of the Company, (iv) the limitation of liability of the Company’s directors and officers under the DGCL and certain other rights of indemnification and advance of expenses, (v) the choice of forum, (vi) provisions related to the applicability of the corporate opportunity doctrine and (vii) certain amendments to the certificate of incorporation.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to have equal rights of participation in any dividends that the board of directors may declare out of funds legally available.

Liquidation

In the event of liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights, Preferences and Privileges

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking-fund provisions applicable to common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Preferred Stock

Under the certificate of incorporation, the board of directors have the authority, without further action by the stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations, or restrictions thereon, and, subject to the requisite vote of the stockholders entitled to vote thereon (without a separate vote of the holders of the preferred stock or common stock voting as a separate class), to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company that may otherwise benefit holders of common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. The Company has no current plans to issue any shares of preferred stock.

Anti-Takeover Provisions of Delaware Law and the Certificate of Incorporation and Bylaws

Some provisions of Delaware law, the certificate of incorporation and bylaws could make the following transactions more difficult: an acquisition of the Company by means of a tender offer; an acquisition of the Company by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in the Company’s best interests, including transactions which provide for payment of a premium over the market price for its shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. The Company believes that the benefits of the increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of the board of directors, without action by the stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by the board of directors could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Stockholder Meetings

The certificate of incorporation and the bylaws provide that a special meeting of stockholders may be called only by the Company’s board of directors, chairperson of the board of directors, chief executive officer or president.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

The certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Removal of Directors

The certificate of incorporation provides that any member of the board of directors may be removed from office by stockholders, with or without cause, and, in addition to any other vote required by law, upon the approval of the holders of at least 60% in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

The certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of preferred stock may be entitled to elect.

Section 203 of the DGCL

The Company is subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

In accordance with Section 203 of the DGCL, by operation of the Plan and the approval of the Company’s board of directors, the restrictions of Section 203 of the DGCL do not apply to stockholders that would become “interested stockholders” solely by virtue of receiving shares of common stock pursuant to the Plan.

Choice of Forum

The certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine. The federal district courts are the exclusive forum for the resolutions of any complaint asserting a cause or causes of action arising under the Securities Act, suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock is deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in the certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Amendment of Charter Provisions

The affirmative vote of holders of at least 60% of the voting power of all of the then outstanding voting stock is required to amend, alter, repeal or rescind provisions of the certificate of incorporation relating to (i) the Company’s preferred stock, (ii) the Company’s board of directors, (iii) meetings of the stockholders of the Company, (iv) the limitation of liability of the Company’s directors and officers under the DGCL and certain other rights of indemnification and advancement of expenses, (v) the choice of forum, (vi) provisions related to the applicability of the corporate opportunity doctrine and (vii) the foregoing requirement for the affirmative vote of at least 60% of the voting power of all of the then outstanding voting stock to amend, alter, repeal or rescind the foregoing provisions. All other amendments to the certificate of incorporation are subject to the vote required by applicable law, except that, unless otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the certificate of incorporation relating solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this certificate of incorporation or the DGCL.

The provisions of Delaware law, the certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of the board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification Matters

The certificate of incorporation provides that no director or officer will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended from time to time. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or an officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability for:

•	any breach of a director’s or an officer’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

•	any transaction from which a director or an officer derived an improper personal benefit; and

•	with respect to officers, any action by or in the right of the Company.

As a result, neither the Company nor its stockholders have the right, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages against a director or an officer for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

The certificate of incorporation and the bylaws also provide that, to the fullest extent permitted by law, the Company will indemnify any officer or director of the Company against all damages, claims and liabilities arising out of the fact that the person is or was a director or officer, or served any other enterprise at the Company’s request as a director or officer. Amending this provision will not reduce its indemnification obligations relating to actions taken before an amendment.

Listing

The common stock is currently listed on the New York Stock Exchange under the symbol “WOLF.”

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 28 Liberty Street, 53rd Floor, New York, NY 10005.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the material provisions relating to our material funded indebtedness. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the corresponding agreement or instrument, including the definitions of certain terms therein that are not otherwise defined in this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to the relevant agreement or instrument for additional information, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

New Senior Secured Notes

On June 30, 2025, the Company and Wolfspeed Texas LLC filed voluntary petitions commencing cases (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division to implement a prepackaged chapter 11 plan of reorganization (the “Plan”). On September 29, 2025 (the “Plan Effective Date”), the conditions to the effectiveness of the Plan were satisfied or waived and the Plan became effective. The Company emerged from the Chapter 11 Cases on September 29, 2025. In accordance with the Plan, on the Plan Effective Date, the Company entered into that certain Indenture (the “Indenture”), by and among the Company, Wolfspeed Texas LLC, as subsidiary guarantor (the “Subsidiary Guarantor”), and U.S. Bank Trust Company, National Association, as the trustee and collateral agent, pursuant to which, among other things, the Company issued new senior secured notes due 2030 in an aggregate principal amount of $1,259,210,128 (the “Senior Notes”).

The Senior Notes bear interest, payable quarterly in arrears on March 23, June 23, September 23 and December 23 of each year, (a) for the period from the Plan Effective Date through and including June 22, 2026, at a rate of 9.875% per annum (payable in cash), plus 4.00% per annum (payable in-kind); and (b) for the period commencing on June 23, 2026 and at all times thereafter, (i) if the Interest Rate Step-Down Condition (as defined below) is satisfied as of June 23 of the most recent year, at a rate of 13.875% per annum (payable in cash) and (ii) if the Interest Rate Step-Down Condition is not satisfied as of June 23 of the most recent year, at a rate of 15.875% per annum (payable in cash). The “Interest Rate Step-Down Condition” is met if (a)(i) the Company redeems or repurchases (other than redemptions or repurchases with the proceeds of dispositions by the Company or any of its subsidiaries) the Senior Notes, resulting in an aggregate principal amount of Senior Notes outstanding being less than $1,000,000,000 and (ii) the Company receives at least $450,000,000 of award disbursements pursuant to governmental grants under the CHIPS and Science Act or (b) as of the most recent June 23, the ratio of the outstanding principal amount of the Senior Notes to EBITDA (as defined in the Indenture) for the most recently ended four fiscal quarter period for which financial statements have been or are required to have been delivered under the Indenture is less than or equal to 2.00:1.00. The Senior Notes will mature on June 23, 2030.

The Indenture requires the Company to make an offer to repurchase the Senior Notes with 100% of the net cash proceeds of certain extraordinary receipts, at a price of 109.875% plus accrued and unpaid interest upon the first to occur of the following: (i) in the event the Company and/or its subsidiaries receive in excess of $200,000,000 of such extraordinary receipts from the Plan Effective Date through June 22, 2026, such offer to repurchase will be required to be in an aggregate principal amount of $175,000,000 of the Senior Notes, (ii) in the event the Company and/or its subsidiaries receive in excess of $200,000,000 of such extraordinary receipts from the Plan Effective Date through June 22, 2027, such offer to repurchase will be required to be in an aggregate principal amount of $225,000,000 of the Senior Notes, or (iii) if the Company and/or its Subsidiaries receive less than or equal to $200,000,000 of such extraordinary receipts from the Plan Effective Date through June 22, 2027, such offer to repurchase will be required to be in an aggregate principal amount of $150,000,000 (such repurchase date, the “Extraordinary Receipts Trigger Date”).

Further, the Company is required to repurchase the Senior Notes with 100% of the Net Cash Proceeds (as defined in the Indenture) of certain non-ordinary course asset sales and casualty events, subject to the ability to

(so long as no default or event of default exists under the Indenture) reinvest the proceeds of casualty events involving certain core assets, at a price equal to the lesser of (a) 111.875% of the principal amount of the Senior Notes being repurchased and (b) if such disposition or casualty event occurred (i) on or after June 23, 2026 and prior to the later of June 23, 2027 and the Extraordinary Receipts Trigger Date, 109.875% of the principal amount of such Senior Notes, plus accrued and unpaid interest on such Senior Notes to, but excluding, the applicable redemption (or repurchase) date, (ii) on or after the later of June 23, 2027 and the Extraordinary Receipts Trigger Date and prior to June 23, 2028, 105.000% of the principal amount of such Senior Notes, plus accrued and unpaid interest on such Senior Notes to, but excluding, the applicable redemption (or repurchase) date, (iii) on or after June 23, 2028 and prior to June 23, 2029, 103.000% of the principal amount of such Senior Notes, plus accrued and unpaid interest on such Senior Notes to, but excluding, the applicable redemption (or repurchase) date, and (iv) on or after June 23, 2029, 100.000% of the principal amount of such Senior Notes plus accrued and unpaid interest on such Senior Notes to, but excluding, the applicable redemption (or repurchase) date (this clause (b), the “Applicable Redemption Price”). The Company is also required to offer to repurchase the Senior Notes upon a change in control, at a price equal to, (a) if such change of control occurs prior to June 23, 2026, the greater of (i) a customary make-whole redemption price minus 1.00% of the principal amount of such Senior Notes and (ii) the Applicable Redemption Price as of June 23, 2026 and (b) if such change of control occurs on or after June 23, 2026, the Applicable Redemption Price at the time such change of control occurs. The Company may redeem the Senior Notes at any time, subject to, (a) if the redemption occurs prior to June 23, 2026, by paying a customary make-whole premium and (b) if the redemption occurs on or after June 23, 2026, by paying the Applicable Redemption Price. Further, the Company has the right, prior to June 23, 2026, to make an optional redemption of up to 35% of the Senior Notes with the cash proceeds of qualified equity issuances consummated since the Plan Effective Date (provided that the Company has received at least $300,000,000 of net cash proceeds from such equity issuances), at a redemption price equal to 111.875%.

The Indenture contains certain customary affirmative covenants, negative covenants and events of default, including a minimum liquidity financial covenant requiring the Company to have an aggregate amount of unrestricted cash and cash equivalents maintained in accounts over which the Collateral Agent has been granted a perfected first lien security interest of at least $350,000,000 as of the last day of any calendar month (the “Liquidity Covenant”).

The obligations of the Company under the Indenture are guaranteed by the Company’s material subsidiaries, if any, subject to certain exceptions, and are secured by a pledge (and, with respect to real property, a mortgage) of substantially all of the existing and future property and assets of the Company and the subsidiary guarantors (subject to certain exceptions), including a pledge of the capital stock of the subsidiaries of the Company and the subsidiary guarantors, subject to certain exceptions.

The Senior Notes have not been, and will not be, registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

2L Non-Renesas Convertible Notes, Renesas 2L Convertible Notes and New 2L Takeback Notes

In accordance with the Plan, on the Plan Effective Date, holders of the Company’s previously existing 1.75% Convertible Senior Notes due 2026 (the “2026 Notes”), 0.25% Convertible Senior Notes due 2028 (the “2028 Notes”), and 1.875% Convertible Senior Notes due 2029 (collectively, with the 2026 Notes and the 2028 Notes, the “Convertible Notes”), received their pro rata share of (i) rights to participate in the rights offering of new 2.5% Convertible Second-Lien Senior Secured Notes due 2031 (the “2L Non-Renesas Convertible Notes”) in an aggregate principal amount of approximately $180.675 million, which was fully backstopped by certain holders of the Company’s previously existing Convertible Notes (who also purchased the remaining reserved $120.45 million 2L Non-Renesas Convertible Notes issued in the rights offering, and for which such backstop parties received a premium reflected by the issuance of additional 2L Non-Renesas Convertible Notes in an aggregate principal amount of $30.25 million), (ii) new 7.00%/12.00% Second Lien Senior Secured PIK Toggle

Notes due 2031 in an aggregate principal amount of approximately $296.4 million (the “New 2L Non-Convertible Notes”) and (iii) 24,533,760 shares of Common Stock.

In addition, in accordance with the Plan, on the Plan Effective Date, Renesas received approximately $203.6 million aggregate principal amount of new 2.5% Convertible Second-Lien Senior Secured Notes due 2031 (the “Renesas 2L Convertible Notes,” and together with the 2L Non-Renesas Convertible Notes and the New 2L Non-Convertible Notes, the “2L Notes”).

The 2L Non-Renesas Convertible Notes were issued pursuant to that certain Indenture, dated as of the Plan Effective Date, between the Company, the Subsidiary Guarantor and U.S. Bank Trust Company, National Association, as the trustee and collateral agent (the “2L Non-Renesas Convertible Notes Indenture”). The Renesas 2L Convertible Notes were issued pursuant to the Renesas 2L Convertible Notes Indenture. The New 2L Non-Convertible Notes were issued pursuant to that certain Indenture, dated as of the Plan Effective Date, between the Company, the Subsidiary Guarantor and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the “New 2L Non-Convertible Notes Indenture,” and together with the 2L Non-Renesas Convertible Notes Indenture and the Renesas 2L Convertible Notes Indenture, the “2L Indentures”). The 2L Notes were issued by the Company and are guaranteed by the Subsidiary Guarantor and all other subsidiaries of the Company, subject to certain exceptions specified in the 2L Indentures. The 2L Notes are secured on a second-lien basis by all assets of the Company and the subsidiary guarantors that secure the Senior Notes and the 1.5L Convertible Notes (as defined below). The 2L Non-Renesas Convertible Notes and Renesas 2L Convertible Notes will be convertible into shares of the Company’s Common Stock in accordance with, and subject to the conditions in, the 2L Non-Renesas Convertible Notes Indenture and Renesas 2L Convertible Notes Indenture, respectively.

The 2L Notes bear interest, payable semi-annually in arrears on June 15 and December 15 of each year to the holders of record as of June 1 and December 1 of each year. Interest on the Renesas 2L Convertible Notes and the 2L Non-Renesas Convertible Notes is required to be paid in cash; interest on the New 2L Non-Convertible Notes is permitted to be paid either in cash or in kind (at the Company’s election), at an interest rate of 7.00% or 12.00%, respectively. The 2L Notes mature, in each case, on June 15, 2031.

Each of the Renesas 2L Convertible Notes and 2L Non-Renesas Convertible Notes (collectively, the “2L Convertible Notes”) are convertible pursuant to the terms of the Renesas 2L Convertible Notes Indenture and the 2L Non-Renesas Convertible Notes Indenture, respectively. The Renesas 2L Convertible Notes are convertible at any time from and after September 29, 2025 until the fifth (5th) scheduled trading day immediately preceding September 29, 2027 (the “Conversion Expiration Date”) and the 2L Non-Renesas Convertible Notes are convertible at any time from and after September 29, 2025 until the fifth (5th) scheduled trading day immediately preceding the maturity date, in each case, subject to certain limitations and exceptions. The 2L Convertible Notes are convertible into cash, common stock of the Company or a combination thereof, at the Company’s election. The 2L Convertible Notes will be entitled to customary anti-dilutive measures (including adjustments to the 2L Convertible Notes’ conversion rates), as described in each of the indentures governing the 2L Convertible Notes.

Each of the New 2L Non-Convertible Notes and the Renesas 2L Convertible Notes are not permitted to be redeemed prior to September 29, 2027; the 2L Non-Renesas Convertible Notes are not permitted to be redeemed prior to the date that is three (3) years following the Plan Effective Date. In the event of an optional redemption by the Company, holders will be entitled to a cash redemption price equal to 100% of the principal amount of such note redeemed, plus accrued and unpaid interest (any such redemption, an “Optional Redemption”).

The Company is required to offer to repurchase the 2L Notes upon a change of control and, in the case of (i) the 2L Convertible Notes, at a cash repurchase price equal to 100% of the principal amount of such note repurchased, plus accrued and unpaid interest and (ii) the 2L Non-Convertible Notes, at a cash repurchase price equal to 101% of the principal amount of such note repurchased, plus accrued and unpaid interest. Following the Conversion Expiration Date and upon the occurrence of a change of control, the Renesas 2L Convertible Notes will be entitled to a cash repurchase price consistent with that of the New 2L Non-Convertible Notes. Holders of the 2L Convertible Notes will be entitled to adjustments to the respective conversion rates with table make-whole in the event of a change of control or an Optional Redemption. Notwithstanding the foregoing (but subject to certain limitations described in the indentures governing the 2L Convertible Notes), holders of the 2L Convertible Notes are permitted to convert their notes (i) in lieu of redemption in the event of an Optional Redemption by the Company or (ii) upon the occurrence of a change of control. The Company is also required, subject to the terms of the Senior Notes and pursuant to the terms and conditions set forth in the indentures governing the 2L Notes, to make an offer to purchase the 2L Notes, on a pro rata basis, upon the occurrence of certain non-ordinary course asset sales and casualty events (subject to certain reinvestment rights described in the 2L Indentures).

The 2L Indentures contain certain customary affirmative covenants, negative covenants and events of default.

The obligations of the Company under the 2L Indentures are guaranteed by the Subsidiary Guarantor and will be guaranteed by the Company’s material subsidiaries, if any, subject to certain exceptions, and are secured on a second-priority basis by liens on substantially all of the existing and future property and assets of the Company and the guarantors (subject to certain exceptions) that secure the Senior Notes.

The 2L Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

1.5L Convertible Senior Secured Notes

On March 26, 2026, the Company issued $379,000,000 aggregate principal amount of its 1.5L Convertible Notes in a private placement. The 1.5L Convertible Notes were issued pursuant to, and are governed by the 1.5L Indenture.

The 1.5L Convertible Notes are guaranteed on a senior basis by the Subsidiary Guarantor, and the 1.5L Convertible Notes and the related guarantee by the Subsidiary Guarantor are senior, secured obligations of the Company and the Subsidiary Guarantor, secured by substantially all assets of the Company and the Subsidiary Guarantor (the “Collateral”). The 1.5L Convertible Notes and related guarantee are effectively subordinated to all secured indebtedness of the Company and the Subsidiary Guarantor that is secured by a lien on the Collateral that is senior or prior to the lien on the Collateral securing the 1.5L Convertible Notes (including obligations under the Company’s Senior Notes) and are effectively senior to all indebtedness of the Company and the Subsidiary Guarantor that is not secured by a lien on the Collateral, or that is secured by a lien ranking junior to the lien on the Collateral securing the 1.5L Convertible Notes (including the existing 2L Notes).

The 1.5L Convertible Notes bear cash interest at a rate of 3.5% per year. Interest is payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2026. The 1.5L Convertible Notes mature on March 15, 2031, unless earlier repurchased, redeemed or converted.

Noteholders have the right to convert their 1.5L Convertible Notes at any time at their election (subject to certain limitations) until the close of business on the second scheduled trading day immediately before the maturity date. The initial conversion rate for the 1.5L Convertible Notes is 49.6623 shares of Common Stock, per $1,000 principal amount of the 1.5L Convertible Notes (which is equivalent to an initial conversion price of approximately $20.14 per share of Common Stock, which represents a conversion premium of approximately 20.0% over the last reported sale price of $16.78 per share of Common Stock on the New York Stock Exchange on March 18, 2026), and is subject to customary anti-dilution adjustments. Conversions of the 1.5L Convertible Notes will be settled in cash, shares of Common Stock or a combination thereof, at the Company’s election.

If a “Fundamental Change” (as defined in the 1.5L Indenture) occurs, then, subject to limited exceptions, noteholders may require the Company to repurchase their 1.5L Convertible Notes for cash at a repurchase price equal to the principal amount of the 1.5L Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the applicable repurchase date. The definition of “Fundamental Change” includes certain business combination transactions involving the Company and certain de-listing events with respect to the Common Stock.

The 1.5L Convertible Notes are redeemable, in whole or in part, for cash at the Company’s option at any time, and from time to time, on or after March 20, 2028, and on or before the 35th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Common Stock exceeds 175% of the conversion price for a certain period of time if the redemption date occurs on or before March 19, 2029 and 130% of the conversion price for a certain period of time if the redemption occurs on or after March 20, 2029, in each case subject to the satisfaction of certain conditions. The redemption price will be equal to the principal amount of the 1.5L Convertible Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The 1.5L Convertible Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Intercreditor Agreements

In connection with the Company’s entry into the Indenture and the 2L Indentures, the Company, the Subsidiary Guarantor, as a grantor, and the trustees and the collateral agents under each of the Indenture and the 2L Indentures entered into that certain First Lien/Second Lien Intercreditor Agreement, dated as of the Plan Effective Date (the “First Lien/Second Lien Intercreditor Agreement”), which sets forth the respective rights on the shared collateral between the noteholders under the Senior Notes, as first lien creditors, on the one hand, and the noteholders under the 2L Notes, as second lien creditors, on the other hand.

Additionally, in connection with the Company’s entry into the 2L Indentures, the Company, the Subsidiary Guarantor, as a grantor, and the trustees and the collateral agents under each of the 2L Indentures entered into the Equal Priority Intercreditor Agreement, dated as of the Plan Effective Date, which sets forth the respective rights on the shared collateral among the noteholders under the 2L Notes.

Additionally, in connection with the Company’s entry into the 1.5L Indenture, the Company, the trustees and the collateral agents under the 1.5L Indenture and the Indenture entered into a First Lien/1.5 Lien Intercreditor Agreement, dated as of March 26, 2026, which sets forth the respective rights on the shared collateral between the noteholders under the 1.5L Convertible Notes, on the one hand, and the noteholders under the Senior Notes, on the other hand. Additionally, the Company, and the trustee and the collateral agent under the 1.5L Indenture entered into that certain Joinder Agreement, dated as of March 26, 2026, pursuant to which the collateral agent and trustee under the 1.5L Indenture joined the First Lien/Second Lien Intercreditor Agreement.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

We cannot predict the effect, if any, future sales of shares of Common Stock, or the availability for future sale of shares of Common Stock, will have on the market price of shares of our Common Stock prevailing from time to time. The sale of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Prior to the possible offer and resale by this prospectus, we have a total of 51,972,101 shares of our Common Stock outstanding as of May 31, 2026. Of these shares, all were issued in a transaction exempt from registration pursuant to Section 1145 of the Bankruptcy Code and, therefore, are freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates,” in each case as of May 31, 2026. Under the Securities Act, an “affiliate” of an issuer is a person that directly or indirectly controls, is controlled by, or is under common control with that issuer. The remaining shares of our Common Stock are “restricted securities,” as defined in Rule 144 under the Securities Act (“Rule 144”), and may not be sold absent registration under the Securities Act or compliance with Rule 144 thereunder or in reliance on another exemption from registration.

Prior to the possible offer and resale of the securities offered by this prospectus, in addition to the 2,000,000 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants, which may be exercised at a price of $0.01, we also have (i) 22,025,971 shares of Common Stock issuable upon the conversion of the 2L Non-Renesas Convertible Notes issued and outstanding as of May 31, 2026, (ii) 11,096,247 shares of Common Stock issuable upon the conversion of the Renesas 2L Convertible Notes, (iii) 4,943,555 shares of Common Stock issuable upon the exercise of the Renesas Warrant, and (iv) 18,822,011 shares of Common Stock issuable upon the conversion of the 1.5L Convertible Notes issued and outstanding as of May 31, 2026.

Equity Plans

On November 7, 2025, we filed a registration statement on Form S-8 under the Securities Act to register the offer and sale of all shares of Common Stock or securities convertible or exchangeable for shares of our Common Stock issuable under the 2025 Management Incentive Compensation Plan and the 2025 Long-Term Incentive Compensation Plan. Common stock registered under such registration statement will be available for resale by nonaffiliates in the public market without restriction under the Securities Act and by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or our warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or our warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; and

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issued or issuable to the selling stockholders to permit the resale of such shares of Common Stock by the holder of such shares of Common Stock from time to time after the date of this prospectus. The selling stockholders may from time to time offer some or all of the shares of Common Stock covered by this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The selling stockholders will not pay any of the costs, expenses and fees in connection with the registration of the shares covered by this prospectus, but they will pay any and all selling commissions and similar charges attributable to sales of the shares. We will not receive any proceeds from the sale of the shares of our Common Stock covered hereby. The selling stockholders may sell some or all of the shares of Common Stock covered by this prospectus from time to time or may decide not to sell any of the shares of Common Stock covered by this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices, and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may dispose of their shares by one or more of, or a combination of, the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus and any applicable prospectus supplement;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by the selling stockholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers, who may act as principals or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale, or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•	in options transactions, whether such options are listed on an options exchange or otherwise;

•	short sales and settlement of short sales;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders also may sell, donate, distribute, pledge, assign or otherwise transfer (i) shares of Common Stock registered hereunder, (ii) shares of Common Stock acquired through the exercise of the Pre-Funded Warrants (the “Warrant Shares”) or the conversion of the 1.5L Convertible Notes (the “Note Shares”) or (iii) the Pre-Funded Warrants or the 1.5L Convertible Notes, in which case the transferees, donees, pledgees, assignees or other successors in interest will be “selling stockholders” for purposes of this prospectus with respect to such shares of Common Stock (including (x) any shares of Common Stock registered hereunder, Warrant Shares or Note Shares received from such selling stockholder, (y) any Warrant Shares acquired through the exercise of any Pre-Funded Warrants received from such selling stockholder and (z) any Note Shares acquired through the conversion of any 1.5L Convertible Notes received from such selling stockholder). Each transferee, donee, pledgee, assignee or other successor in interest will be required to be identified as a selling stockholder in a prospectus supplement or other filing incorporated by reference into this prospectus, to the extent required by applicable law, prior to any resale of such securities pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares of common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or post-effective amendment. In addition, the selling stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to indemnify certain selling stockholders and certain other persons against certain liabilities in connection with the offering of the shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The selling stockholders have agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the selling stockholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities under the Securities Act.

At the time a particular offer of shares is made, if required, this prospectus or an amendment or any applicable prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any dealer or agent, any discount, commission, and other item constituting compensation, any discount, commission, or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part. Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 29, 2025 have been so incorporated in reliance on the report (which contain an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.wolfspeed.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. We make available free of charge on our website our annual, quarterly and current reports and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended June 29, 2025, filed with the SEC on August 26, 2025.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 23, 2025.

•

Our Quarterly Reports on Form 10-Q for the fiscal quarter ended September 28, 2025 filed with the SEC on November 7, 2025, for the fiscal quarter ended December 28, 2025 filed with the SEC on February 6, 2026, and for the fiscal quarter ended March 29, 2026 filed with the SEC on May 7, 2026.

•

Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on July  1, 2025, July  7, 2025, September  10, 2025, September  24, 2025, September  29, 2025, September  30, 2025, November  13, 2025, December  15, 2025, December  17, 2025, January  15, 2026, January  30, 2026, March  9, 2026, March  19, 2026, March  26, 2026 and June 9, 2026.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on September 26, 2025, and any amendment or report filed for the purpose of updating such description.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Wolfspeed, Inc.

Attention: Investor Relations

4600 Silicon Drive

Durham, North Carolina 27703

(919) 407-7895

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.